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                                                                    Exhibit 99.1


                        [Letterhead of Smith Barney Inc.]


The Board of Directors
Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, New York  11788

Members of the Board:

                  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Graham-Field Health Products, Inc. ("Graham-Field") as Annex G to the Proxy Statement/Consent Solicitation Statement/Prospectus of Graham-Field and Fuqua Enterprises ("Fuqua") relating to the proposed merger transaction involving Graham-Field and Fuqua and references thereto in such Proxy Statement/Consent Solicitation Statement/Prospectus under the captions "SUMMARY--The Merger--Opinions of Financial Advisors" and "THE MERGER--Opinions of Financial Advisors--Smith Barney Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                                              By: /s/ SMITH BARNEY INC.
                                                 ------------------------------
                                                  SMITH BARNEY INC.

December 18, 1997